Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Jersey Mike’s Franchise Systems, Inc. (“JMFS”) located at 2251 Landmark Place, Manasquan, New Jersey, and Walter Tombs (“Employee”) of 1.410 Cortland Drive, Manasquan, New Jersey, 08736, for the mutual consideration set forth herein.

1. Title. Employee will serve as JMFS’s Chief Financial Officer, reporting to Peter Cancro, current JMFS Chief Executive Officer, the CEO’s designee or successor (“CEO”).

2. Duties. Employee will be responsible for the day-to-day financial operation of JMFS, with the advice and consent of the CEO, as well as for any other responsibilities as may be assigned by the CEO to Employee from time to time.

3. Salary. Employee will receive a minimum salary of $750,000.00 per year, payable in accordance with JMFS’s usual schedule for the payment of employees’ salaries. Upward salary adjustments may be made by the CEO thereafter for as long as Employee remains employed. Adjustments will be determined by the CEO’s view of Employee’s performance and conduct, plus JMFS’s performance, and anything else the CEO deems relevant.

Employee’s employment with JMFS will be for a ten (10) year term, unless Employee resigns, dies, is permanently disabled or the employment is terminated for the reasons described herein.

4. Bonuses.

(a) Sign-on award: As consideration for execution of this Agreement and without making any payments for franchise fees, buy-in fees or the like or escrowing any funds, Employee shall receive a 49% ownership interest in two Jersey Mike’s restaurants. The restaurants shall be identified by the CEO by _____, 2016 and the ownership interests shall be granted by _____, 2017. It is anticipated that ownership of the above-described restaurants has been or will be placed in limited liability companies created or to be created for that purpose, JMFS and CEO agree to prepare and execute whatever documents and to take whatever other steps may be necessary to fully and immediately vest Employee’s ownership interest in the restaurants. Employee’s ownership interest in the restaurants shall not be contingent on his continued, employment as CFO of JMFS. Employee will maintain the respective ownership interests following the cessation ‘of Employee’s employment and shall be free to grant or bequeath such interests to his spouse, children or heirs.

(b) Annual bonuses: For the duration of his employment by JMFS, Employee shall be eligible to receive an annual bonus. The decision to provide Employee with a bonus and the amount of any such bonus is at the sole discretion of the CEO. Generally, Employee’s bonus, if any, will be determined by the CEO, based on the CEO’s view of Employee’s performance and conduct, plus JMFS’s performance, and anything else the CEO deems relevant. All bonus and salary payments to Employee will be made less lawful deductions and withholdings.

5. Benefits. Employee will receive five (5) weeks of paid vacation each year from the inception of employment. Such vacation will not be accrued. Employee will be eligible for oth.er benefits., such as existing health and dental insurance plans, and 40l(k) plan pursuant to the tenns of each plan. Employee also shall be entitled to participate in such other benefit plans or programs as JMFS may make available to members of senior management. For the duration of this Agreement, including any renewal terms, JMFS shall pay 100% of the premiums for Employee’s health and dental insurance without contribution by Employee.

6. Representations. Employee represents he is not a party to any confidentiality, non-solicit, non-compete or other agreement that would prevent or limit him from working for JMFS.

7. Term and Termination of Agreement. The initial term of this Agreement is ten years (“Initial Term”), from July 1, 2016 through June 30, 2026. The Agreement may be terminated earlier:

(a) by Employee upon three months’ notice, with JMFS making payments for: (i) any earned but unpaid previous year’s bonus; (ii) any accrued but unused vacation days available under the terms of this Agreement; and (iii) any unreimbursed business expenses; or

(b) by JMFS for Cause, with no further obligation to Employee other than making payments for: (i) any earned but unpaid previous year’s bonus; (ii) any accrued but unused vacation days available under the terms of this Agreement; and (iii) any unreimbursed business expenses.

For the purpose of this Agreement, “Cause” shall mean:

1. Conviction for a felony involving the money or property of JMFS and resulting in material and demonstrable damage to the reputation and business of JMFS

2. ‘Willful breach of this Agreement or continued failure to perform duties hereunder following receipt of written notice from JMFS setting forth each of the alleged performance deficiencies in detail and affording an opportunity to cure over the succeeding thirty days. For purposes of this section, no act or failure to act by Employee shall be considered “willful” if such act is done by Employee in the good faith belief that such act is or was to be beneficial to JMFS, or such failure to act is due to Employee’s good faith belief that such action would be materially harmful to JMFS.

“Cause” shall not include (a) any acts or omissions consistent with the instruction of the Board, CEO or General Counsel of JMFS or in reliance upon the advice of professional consultants of JMFS, including accountants or attorneys; or (b) failure of JMFS or Employee to meet performance objectives or standards.

The Initial Term of the Agreement shall be automatically extended for successive one-year terms (the “Renewal Terms”) unless Employee receives written notice at least 90 days prior to the relevant anniversary date (June 30, 2026 being the first relevant anniversary date) of JMFS’s election not to renew the Agreement. If, during a Renewal Term, JMFS exercises its right to not renew the Agreement, Employee shall receive a severance payment of not less than six months of the base salary amount in the preceding year. Nothing in this paragraph should be interpreted as granting JMFS or its acquirers, successors or assigns any right to terminate or non-renew the Agreement prior to expiration of the Initial Term except for “Cause” as set forth above.

8. Indemnification. If Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or in any way relating to Employee’s status, acts, omissions, statements or service as an employee, officer, director or trustee of JMFS or to Employee’s ownership interest in any Jersey Mike’s restaurants, JMFS shall indemnify and hold Employee harmless to the fullest extent authorized by law, even if the claims are based on Employee’s actual or alleged negligence or misconduct. JMFS’ indemnity obligation shall include full reimbursement of Employee’s attorneys’ fees and costs as they become due and shall continue even if Employee is no longer employed by JMFS and shall inure to the benefit of Employee’s heir, executors and administrators. Also, JMFS shall arrange for Employee to be designated as an insured under its directors and officers and errors and omissions insurance policies for all acts or omissions arising out of his employment by JMFS and shall maintain such coverage following cessation of Employee’s employment.

9. Post-Employment Restrictions. Employee agrees always to maintain the confidence of the trade secrets and other business information of JMFS, its franchisees, vendors or business until such trade secrets or business information is in the public domain other than as a result of Employee’s breach of his confidentiality obligation. For one year following the termination of Employee’s employment for any reason, Employee will not directly or indirectly work for or own any entity or individual that competes with JMFS.

10. Successors. This Agreement is binding upon, and will inure to the benefit of, JMFS and its acquirers, successors and assigns. Any acquirers, successors and assigns shall be obligated to honor all of terms of this Agreement for the entire remainder of the ten-year Initial Term and any applicable Renewal Term and make all payments due to Employee hereunder. If there is a change in control of JMFS (including but not limited to appointment of a new CEO, a transfer of more than 50% of the stock of JMFS or a sale of a substantial portion of JMFS’ assets), JMFS shall remain obligated to honor all provisions of this Agreement and make all payments owed to Employee.

11. Section 409A of Internal Revenue Code. To the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that the payments to Employee under this Agreement are either exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and other interpretive guidance issued thereunder (collectively “Section 409A”), including without limitation any such regulations or interpretive guidance that may be issued after the effective date of thi s Agreement, Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as defined in Section 409A as of the date of cessation of Employee’s employment, then, to the extent any payment under this Agreement resulting from Employee’s cessation of employment constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) and to tire extent required by Section 409A, no payments due under this Agreement, as of the date of cessation of Employee’s employment shall, be made until file earlier of (i) the first date following the six month anniversary of Employee’s cessation of employment or (ii) Employee’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable following the six month anniversary of Employee’s cessation of employment,

12. Choice of Law and Forum. This Agreement shall be governed by the laws of the State of New Jersey. Employee and JMFS agree that the federal and state courts in New Jersey shall have the exclusive jurisdiction to resolve any disputes between them,

13. Entire Agreement. This Agreement sets forth the entire understanding between Employee and JMFS. No changes to this Agreement shall be effective unless made in a writing signed by Employee and JMFS.

EMPLOYEE:		JMFS:

JERSEY MIKE’S FRANCHISE SYSTEMS, INC.
/s/ Walter Tombs /s/ Peter Cancro
Walter Tombs		Peter Cancro, CEO

Date:	5-13-16	Date:	5-16-16